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                                                                     Exhibit 4.9


Kemper Investors Life Insurance Company
1 Kemper Drive, Long Grove, Illinois 60049-0001


ENDORSEMENT

As used in this endorsement, "Contract" means the Contract or Certificate to which this endorsement is attached.

This Endorsement forms a part of the contract to which it is attached and is effective on the issue date.

The contract is amended by removing the last paragraph of the "Withdrawals During the Accumulation Period" provision which reads as follows:

"You will ratably forfeit any Purchase Payment bonus and related positive accumulation on any withdrawal in the first Contract Year."

Except as modified herein, all terms and conditions of this contract remain unchanged.

IN WITNESS WHEREOF, Kemper Investors Life Insurance Company has caused this Endorsement to be signed by its President and Secretary.


     /s/ Debra P. Rezabek                                    /s/ Gale K.Caruso
         Secretary                                           President